Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-130634 on Form S-3 and Registration Statement Nos. 333-180057, 333-193001, and 333-193003 on Form S-8, of our report dated June 29, 2017, relating to the financial statements and financial statement schedule of American Outdoor Brands Corporation, and the effectiveness of American Outdoor Brands Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of American Outdoor Brands Corporation for the year ended April 30, 2017.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 29, 2017